UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On July 24, 2025, the Hartman Group distributed the following letter to shareholders:

Silver Star’s Failed New Direction Plan

July 24, 2025

Dear Shareholders,

Silver Star Properties REIT’s so-called “New Direction Plan” has failed. Not just quietly or gradually—but completely, publicly, and catastrophically. It has left behind a trail of plummeting asset values, broken trust, and zero evidence of a viable future.

For nearly three years, Gerald Haddock and his inner circle have operated in secrecy, refusing to share even the most basic operating information. While shareholders demanded answers, they offered deflection. While value vanished, they issued misleading press releases. And while assets were dumped for cents on the dollar, they congratulated themselves on fictional “progress.”

Let’s be clear: the New Direction Plan was never a plan—it was a smokescreen.

What Have We Seen?
- A NAV collapse from $412 million to $134 million as of June 30, 2024.
- The sale of over $395 million in legacy assets, often far below original cost.
- A sharp decline in occupancy rates and tenant retention, with key properties like Gulf Interstate and One Technology Center suffering catastrophic occupancy losses.
- The proposed $50 million preferred equity raise—recklessly subordinating shareholders to new speculative financing.

What Haven’t We Seen?
- A single detailed explanation of how the New Direction Plan creates value.
- Any disclosure of historical or current occupancy metrics.
- A breakdown of capex expenditures post-2022.
- A single viable roadmap to monetization, recapitalization, or recovery.

Despite repeated shareholder requests, SSP’s leadership has refused to release full financials, asset performance data, leasing metrics, or executive compensation details. Maryland law entitles shareholders to this information. Mr. Haddock has chosen to break the law, stonewall, distract, and litigate instead.

Make no mistake: Mr. Haddock and his team had no real plan beyond enriching themselves. They liquidated valuable assets to cover their mistakes, failed to reinvest wisely, and masked incompetence with press releases.

While Silver Star’s board members collect massive compensation and reward themselves with performance units, you—the shareholders—have lost over 70% of your equity. More than $275 million of value has been permanently destroyed.

A Better Way Forward

The Hartman Shareholder Alliance proposes a return to transparency, stability, and value realization:
- Release full, unredacted financial data right away.
- Monetize storage and Walgreens leasehold assets.
- Return capital to shareholders immediately as assets sell.

We ask you to look at the facts. If this New Direction Plan was working, you’d see results. You’d see value. You’d see growth. Instead, you see excuses.

The road Haddock built doesn’t lead to recovery, it leads to ruin and now only more time has been wasted while your equity disappears.

It’s time for new leadership, a clear plan, and honest stewardship of your investment.

As the proxy vote approaches at the end of August, remember this delay serves only Haddock. Vote for the Hartman Shareholder Alliance. Vote for transparency. Vote for a real plan forward and the return of capital to shareholders.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

Thank you for your trust and support.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance Team

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.